Exhibit 99.3

[Moelis Letterhead]

June 7, 2018

Special Committee of the Board of Directors

Spectrum Brands Holdings, Inc.

3001 Deming Way

Middleton, Wisconsin 53562

Member of the Special Committee:

We hereby consent to the inclusion of our opinion letter, dated February 24, 2018, to the Special Committee of the Board of Directors of Spectrum Brands Holdings, Inc. (“Spectrum”) as Annex D to, and to the references thereto under the headings “Summary—Opinion of the Spectrum Special Committee’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Spectrum’s Reasons for the Merger; Recommendation of the Spectrum Special Committee and the Spectrum Board of Directors” and “The Merger—Opinion of the Spectrum Special Committee’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving Spectrum and HRG Group, Inc. (“HRG”), which joint proxy statement forms a part of Amendment No. 2 to the Registration Statement on Form S-4 of HRG.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such joint proxy statement/prospectus within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC